Exhibit F-1
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005




                                                              July 24, 1997









Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                Re:      New Century Energies, Inc.
                         SEC File Number 70-9007
                         --------------------------

Dear Sirs:

We have acted as counsel for New Century Energies, Inc., a Delaware corporation ("NCE"), in connection with its Form U-1 Application/Declaration (File No. 70-9007), as amended ("Declaration"), filed jointly by NCE and its subsidiary companies including its three operating utility subsidiaries (the "Utility Subsidiaries"): Public Service Company of Colorado ("PSCo"), Southwestern Public Service Company ("SPS") and Cheyenne Light, Fuel & Power Company ("Cheyenne" and together with PSCo and SPS, the "Utility Subsidiaries") and each of its direct and indirect non-utility subsidiary companies (the "Non-Utility Subsidiaries" and together with the Utility Subsidiaries, the "Subsidiaries")) with the Securities and Exchange Commission ("SEC") with respect to the proposed transactions described therein ("Proposed Transactions"). The authorization requested in the Declaraction relates to (i) external issues of common stock, short term debt, and other securities by NCE; (ii) external issuances of capital stock and debt securities not subject to the Rule 52 exemption, including short term debt, by the Utility Subsidiaries, (iii) external issuances of capital stock and debt securities not subject to the Rule 52 exemption by Non-Utility Subsidiaries, (iv) intrasystem financing among NCE and its Subsidiaries,


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including  the  issuance  of  intrasystem  guarantees,  (v) the  ability  of the
Subsidiaries to alter their capital stock in order to engage in financing with their parent company, (vi) the formation of financing entities and the issuance by such entities of securities otherwise authorized to be issued and sold pursuant to this Application or pursuant to applicable exemptions under the Act, including intrasystem guarantees of such securities and the retention of existing financing entities and (vii) financing of investments in exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of NCE and its Subsidiaries and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

The opinions expressed below in respect of the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The transactions contemplated by the Application-Declaration on Form U-1, as amended (the "Merger U-1"), filed with the SEC by NCE (File No. 70-8787) shall have been authorized by the SEC and shall have been consummated as described therein (including, without limitation, the due formation of all parties to the transactions described in the Merger U-1).

     (b) The Proposed Transactions shall have been duly authorized and approved to the extent required by the governing documents and applicable law state laws, by the Board of Directors of NCE or the appropriate Subsidiary.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Declaration.

     (d) Registration statements with respect to the shares of NCE common stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of NCE common stock in connection with the Transactions shall have been consummated in


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compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (f) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (g) The consummation of the Proposed Transactions shall be conducted with our involvement and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such transactions in which we are not admitted to practice, as we may deem appropriate.

     Based on the foregoing, and relying on the opinion of William M. Dudley, Esq. Associate General Counsel of PSCo as to the matters referenced in paragraph 2 below insofar as they relate to PSCo and its subsidiaries, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Declaration:

     1 . All state laws applicable to the Proposed Transactions will have been complied with; however, we express no opinion as to need to comply with state blue sky laws;

     2 . NCE and each of the Subsidiaries are validly organized and duly existing under the laws of their respective states of incorporation;

     3 . The equity securities to be issued by NCE and the Subsidiaries in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4 . The various debt instruments and guarantees to be issued by NCE and certain of the Subsidiaries as part of the Proposed Transactions indicated above will be valid and binding obligations of NCE and such Subsidiaries in accordance


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with the terms of such instruments and guarantees; and

     5 . The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NCE, the Subsidiaries or any associate company thereof.



     We hereby consent to the use of this opinion in connection with the Declaration.

                                            Very truly yours,



                                            /s/ CAHILL GORDON & REINDEL